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                                                                Exhibit 10.2

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068-0456
(973) 994-5000
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                                                            October 13, 1998







Dear :

         As you know, Automatic Data Processing, Inc. ("ADP"), through its subsidiary, ADP Atlantic, Inc., is the owner of all the outstanding stock of Peachtree Software, Inc. ("Peachtree"). ADP is contemplating selling all or a part of Peachtree in a negotiated private sale ("Private Sale") of the stock or assets of Peachtree or in an initial public offering ("IPO") of the stock of Peachtree. In connection with any such Private Sale or IPO, ADP and Peachtree would like to secure your continued employment with Peachtree through the consummation of such Private Sale or IPO and your assistance in consummating such Private Sale or IPO. In addition, Peachtree would like to provide for your continued employment after the consummation of such Private Sale or IPO.

         In order to induce you to continue your employment with Peachtree and to assist ADP and Peachtree in consummating a Private Sale or IPO of all or part of Peachtree, ADP and Peachtree propose entering into the agreements set forth below with you.

         1.     Your Obligations.

         1.1 Continued Employment. During the term of this Agreement, you will continue to perform your existing duties for Peachtree in accordance with the direction, and subject to the authority and control of, the Board of Directors of Peachtree. During the term of this Agreement, you shall devote your full commercial business time, energy and skill, on a best efforts and exclusive basis, to the business and affairs of Peachtree, including any Private Sale or IPO of Peachtree proposed by ADP, and will use your full business time, energy and skill to promote the business and interests of Peachtree and ADP. Until the later of one year from the date of this Agreement and the date of a Private Sale or IPO, Peachtree will not terminate your employment without cause (as defined in Section 2.2(b)).

         1.2. Assistance with Sale. During the term of this Agreement, you will assist ADP and Peachtree in consummating any Private Sale or IPO of Peachtree proposed by ADP. To the extent requested by ADP or Peachtree, such assistance shall include, but not be limited to, assistance with establishing Peachtree as a standalone entity, assistance with the auditing of the financial statements of


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Peachtree, preparation of operating plans, participation in the financial analysis of any proposed transaction, review and comment on the terms of any proposed transaction, assistance with any due diligence investigation, participation in the preparation of an offering document or registration statement relating to any proposed transaction, participation in road shows or similar meetings, participation in management presentations to investors or potential acquirors.

         1.3. Confidentiality Obligation. You agree that you will not, without the prior consent of Peachtree, during the two year period following the date hereof, disclose, furnish or make accessible to any person, corporation, firm, partnership or other entity whatsoever (except ADP or any of its respective affiliates), or to any officer, director, stockholder, partner, associate, employee, agent or representative of any such entity other than in the ordinary course of business for the benefit of Peachtree, any proprietary information that is not in the public domain (including, without limitation, any customer lists, business methods, procedures, pricing and marketing structure and strategy, source or object codes, experimental or research work, names and addresses of current, former and prospective clients or employees, or any other trade secrets, technical data, or know-how of any kind) relating to the businesses of Peachtree or any of its respective affiliates that was learned by you at any time prior to the date that is the second anniversary of this Agreement. Upon termination of your employment with Peachtree for any reason whatsoever, you shall immediately return to Peachtree all documents and notes (including all copies thereof) of any and all information and materials belonging or relating to the businesses of Peachtree or any of its affiliates (whether or not such materials were prepared by you or another person).

         1.4 Conditions to ADP's and Peachtree's Obligations. ADP's and Peachtree's obligations hereunder are expressly conditioned upon (i) your compliance with your obligations hereunder and (ii) your continued employment with Peachtree through the consummation of a Private Sale or IPO of Peachtree.

         2. Peachtree's Obligations.

         2.1. Employment Agreement upon Sale. Prior to the consummation of a Private Sale or IPO, Peachtree will enter into an employment agreement with you providing for your continued employment with Peachtree in the Atlanta Metropolitan Statistical Area in the same or substantially the same position with substantially similar duties as your current duties with Peachtree for a period of no less than one year following consummation of such Private Sale or IPO. In the case of a Private Sale of all or substantially all the assets of Peachtree, Peachtree will assign the employment agreement to the purchaser of the Peachtree assets and such purchaser will assume the obligations of Peachtree under the employment agreement. In the case of an IPO or Private Sale of all or substantially all the stock of Peachtree, the employment agreement will remain in full force and effect subsequent to the closing of such transaction. The terms and conditions contained in the employment agreement will be substantially similar to your current terms of employment.

         2.2. Severance upon Termination by Peachtree. (a) If Peachtree is sold, whether pursuant to a Private Sale or an IPO, and Peachtree terminates your employment during the one-year period following the closing of such sale (the "Closing Date") without cause (as defined below), Peachtree will pay to you, in addition to any other benefits (other than severance) to which you are entitled, an amount equal to the


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salary that would have been payable to you for the one-year period following the date of such termination. All payments pursuant to this section will be made in equal installments payable when your salary would otherwise have been paid. In addition, any payments made to you pursuant to this section are expressly conditioned upon your execution of a general release in favor of Peachtree and its affiliates.

         (b) For purposes of the foregoing paragraph, termination "without cause" shall mean termination of your employment by Peachtree for any reason other than the following: (i) your death, (ii) you are unable by reason of physical or mental disability to continue the proper performance of your duties and such disability shall have continued for a period of at least four months,
(iii) you are convicted of a criminal act (excluding minor traffic violations),
(iv) you fail or refuse to perform any obligation hereunder or under your employment agreement with Peachtree and such failure or refusal shall continue during the 20 day period following the receipt by you of written notice from Peachtree of such failure or refusal, (v) you commit any act of negligence in the performance of your duties hereunder and fail to take appropriate corrective action during the 20 day period following the receipt by you of written notice from Peachtree of such negligence, or (z) you commit any act of willful misconduct.

         2.3. Payment of Bonus. If Peachtree is sold in a Private Sale or IPO, immediately following the consummation of the Private Sale or IPO, Peachtree will pay to you the amount of your target bonus for fiscal year 1999. The amount of your 1999 fiscal year target bonus is $.

         2.4. Issuance of Peachtree Options. If Peachtree is sold in an IPO, simultaneously with the closing of the IPO, Peachtree will grant to you an option to acquire shares of common stock of Peachtree sold in the IPO (whether by Peachtree or others) for an exercise price equal to the IPO price. The terms and conditions of the options will be comparable to those of non-qualified stock option plans offered by comparable software companies to employees holding positions similar to your position in connection with the initial public offering of their common stock.

         3. ADP Obligations.

         3.1. Vesting of ADP Options. If Peachtree is sold, whether pursuant to a Private Sale or an IPO, (i) outstanding options to acquire ADP common stock held by you on the date of the consummation of the sale and vesting prior to July 1, 2000 will automatically vest on the date of the consummation of the sale and (ii) outstanding options to acquire ADP common stock held by you and vesting on or after July 1, 2000 will automatically vest on the date of the consummation of the sale if the gross proceeds resulting from a Private Sale exceed $100 million or the Fully Distributed Value of Peachtree resulting from an IPO exceeds $120 million. "Fully Distributed Value" shall mean the product of the number of shares of Peachtree outstanding immediately following the IPO multiplied by the sales price of such shares at the IPO for such shares. All options to acquire ADP common stock which do not vest on or prior to the date of the consummation of the sale will be canceled. All vested options to acquire ADP common stock that are not exercised prior to 15 days following the date of the consummation of the sale will be canceled.

         3.2. Acceleration of Stock Purchase Plan. Whether Peachtree is sold in a private sale or pursuant to an IPO, upon consummation of such sale (i) if you participate in ADP Stock Purchase Plan 29, you will be entitled to purchase ADP shares in accordance with the terms of the plan as if ADP Stock Purchase Plan 29 ended on the date of the consummation of the sale (i.e., your pro rata share of ADP stock


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that could be purchased with the funds already invested in the Stock Plan 29 prior to the date of such sale). Upon the closing of the sale, amounts deposited by you in order to participate in ADP Stock Purchase Plan 30 will be returned to you in accordance with the terms of ADP Stock Purchase Plan 30.

         3.3. Closing Bonus. If Peachtree is sold in a Private Sale, upon consummation of the Private Sale, ADP will pay to you an aggregate amount equal to % of the gross proceeds in excess of $150 million for your participation in the sale process.

         4. Term and Termination. This Agreement shall be effective for a period commencing on the date hereof and ending on the first anniversary of the date of this Agreement, except that if a Private Sale or IPO of Peachtree occurs prior to such date, the term of this Agreement shall end on the first anniversary of the consummation of such Private Sale or IPO of Peachtree.

         5. Miscellaneous. This Agreement sets forth the entire agreement among the parties relating to the subject matter hereof and there are no representations, agreements or understandings between the parties except as set forth or specifically referred to herein. This Agreement shall be governed by the internal laws of the State of Georgia.

         If you are in agreement with the foregoing, please indicate your agreement by signing two copies of this letter in the space provided below and returning it to Cecil House, One ADP Boulevard, MS 425, Roseland, NJ 07068, at your earliest convenience.

                                   Sincerely,

                                   AUTOMATIC DATA PROCESSING, INC.



                                  Gary Butler,
                                  President and Chief Operating Officer


                                  PEACHTREE SOFTWARE, INC.



                                  Jim Benson
                                  President and Secretary

AGREED AND ACCEPTED:



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